                        AMERICAN DENTAL PARTNERS,  INC.

           SERIES A AND SERIES B PREFERRED STOCK PURCHASE AGREEMENT

                          Dated as of January 8, 1996

                        AMERICAN DENTAL PARTNERS, INC.

                        SERIES A AND SERIES B PREFERRED
                           STOCK PURCHASE AGREEMENT

                          Dated as of January 8, 1996

                                     INDEX
                                     -----

                                                                        Page
                                                                        ----
ARTICLE I
---------

     Purchase and Sale of Shares.....................................     1
     ---------------------------

     1.1    Purchase and Sale of Series A Convertible Preferred
             Stock...................................................     1
     1.2    Purchase and Sale of Series B Redeemable Preferred
             Stock...................................................     1
     1.3    The Conversion Shares....................................     2
     1.4    Closings.................................................     2
     1.5    Use of Proceeds..........................................     3
     1.6    Termination of Commitment; Right to Repurchase...........     4
     1.7    Additional Purchasers....................................     5

ARTICLE II
----------

     Representations and Warranties of the Company...................     5
     ---------------------------------------------

     2.1    Organization and Corporate Power.........................     5
     2.2    Authorization............................................     6
     2.3    Government Approvals.....................................     6
     2.4    Authorized and Outstanding Stock.........................     6
     2.5    Subsidiaries.............................................     7
     2.6    Financial Information....................................     7
     2.7    Intentionally Omitted....................................     7
     2.8    Litigation...............................................     7
     2.9    Compliance with Laws and Other Instruments...............     8
     2.10   Taxes....................................................     8
     2.11   Real Property............................................     9
     2.12   Personal Property........................................     9
     2.13   Patents, Trademarks, etc.................................     9
     2.14   Agreements of Directors Officers and Employees...........    10

     2.15   Governmental and Industrial Approvals....................    10
     2.16   Registration Rights......................................    10
     2.17   Insurance Coverage.......................................    11
     2.18   Employee Matters.........................................    11
     2.19   No Brokers or Finders....................................    11
     2.20   Transactions with Affiliates.............................    12
     2.21   Assumptions, Guarantees, etc. of Indebtedness of Other
             Persons.................................................    12
     2.22   Restrictions on Subsidiaries.............................    12
     2.23   Disclosures..............................................    12

ARTICLE III
-----------

     Affirmative Covenants of the Company............................    12
     ------------------------------------

     3.1    Accounts and Reports.....................................    12
     3.2    Payment of Taxes.........................................    14
     3.3    Maintenance of Key Man Insurance.........................    14
     3.4    Compliance with Laws, etc................................    14
     3.5    Inspection...............................................    14
     3.6    Corporate Existence; Ownership of Subsidiaries...........    15
     3.7    Compliance with ERISA....................................    15
     3.8    Board Approval...........................................    16
     3.9    Financings...............................................    16
     3.10   Meetings of the Board of Directors.......................    16
     3.11   Rule 144A Information....................................    16


ARTICLE IV
----------

     Negative Covenants of the Company and the Summit Entities.......    16
     ---------------------------------------------------------

     4.1    Investments in Other Persons.............................    16
     4.2    Distributions............................................    17
     4.3    Dealings with Affiliates.................................    18
     4.4    Merger...................................................    18
     4.5    Option Shares............................................    18
     4.6    No Conflicting Agreements................................    18
     4.7    Restriction of Investments...............................    19

ARTICLE V
---------

     Preemptive Right................................................    19
     ----------------

     5.1    Right of Purchase........................................    19
     5.2    Definition of New Securities.............................    19
     5.3    Notice from the Company..................................    20
     5.4    Sale by the Company......................................    20
     5.5    Termination of Rights....................................    20

ARTICLE VI
----------

     Investment Representations......................................    20
     --------------------------

     6.1    Representation and Warranties............................    20
     6.2    Permitted Sales; Legends.................................    21


ARTICLE VII
-----------

     Conditions of Purchasers' Obligation............................    22
     ------------------------------------

     7.1    Effect of Conditions.....................................    22
     7.2    Representations and Warranties...........................    22
     7.3    Performance..............................................    22
     7.4    Certified Documents, etc.................................    22
     7.5    Shareholders' Agreement..................................    22
     7.6    Registration Rights Agreement............................    23
     7.7    Employment Agreement.....................................    23
     7.8    Stock Option Agreements..................................    23

ARTICLE VIII
------------

     Conditions of The Company's Obligation..........................    23
     --------------------------------------

ARTICLE IX
----------

     Certain Definitions.............................................    23
     -------------------

ARTICLE X
---------

     Termination.....................................................    25
     -----------

     10.1   Termination by Mutual Written Consent....................    25
     10.2   Termination for Breach...................................    25
     10.3   Rights After Termination.................................    25

ARTICLE XI
----------

     Miscellaneous...................................................    25
     -------------

     11.1   Survival of Representations..............................    26
     11.2   Parties in Interest......................................    26
     11.3   Shares Owned by Affiliates...............................    26
     11.4   Amendments and Waivers...................................    26
     11.5   Notices..................................................    26
     11.6   Expenses.................................................    27
     11.7   Counterparts.............................................    27
     11.8   Effect of Headings.......................................    27
     11.9   Adjustments..............................................    27
     11.10  Governing Law............................................    27


EXHIBITS
--------

     A      Description of Preferred Stock
     B      Shareholders' Agreement
     C      Registration Rights Agreement
     D      Employment Agreement
     E      Stock Option Agreement

                                                   January 8, 1996



To:  The Persons listed on
     Schedule 1.1 attached hereto:
     ------------

Re:  Series A and Series B Preferred Stock
     -------------------------------------

Gentlemen:

     American Dental Partners, Inc., a Delaware corporation (the "Company") hereby agrees with you as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES
                          ---------------------------

     1.1   Purchase and Sale of Series A Convertible Preferred Stock. From time
           ---------------------------------------------------------
to time after the date hereof, at one or more Closings (as herein defined), the Company will sell to you (the "Purchasers"), and the Purchasers shall purchase from the Company, up to an aggregate of 400,000 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), at a price of $19.75 per share, for an aggregate purchase price of up to $7,900,000 payable as provided in Section 1.4. The Series A Preferred Stock shall have the rights, terms and privileges set forth on Exhibit A attached
                                                         ---------
hereto. The shares of Series A Preferred Stock purchased pursuant to this
Section 1.1, together with the shares of Series B Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock") purchased pursuant to Section
1.2 are referred to herein as the "Purchased Shares." The initial number of Purchased Shares to be sold by the Company to each Purchaser is set forth on
Schedule 1.1.
------------

     1.2   Purchase and Sale of Series B Redeemable Preferred Stock. From time
           --------------------------------------------------------
to time after the Closing the Company will sell to the Purchasers up to an aggregate of 70,000 shares of the Company's Series B Preferred Stock at a price of $100 per share, for an aggregate purchase price of up to $7,000,000, payable as provided in Section 1.4. The Series B Preferred Stock shall have the rights, terms and privileges set forth on Exhibit A attached hereto.
                                  ---------

     1.3   The Conversion Shares. The Company has authorized and reserved and
           ---------------------
hereby
covenants that it will continue to reserve, free of any preemptive rights or encumbrances, a sufficient number of its authorized but previously unissued shares of common stock, par value $.01 per share (the "Common Stock"), to satisfy the rights of conversion of the holders of the Series A Preferred Stock Shares. The shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock are referred to herein as the "Conversion Shares".

     1.4   Closings. The Purchased Shares shall be sold to the Purchasers at one
           --------
or more closings (individually a "Closing" and collectively the "Closings") to be held at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts. Each Closing shall be held not later than three Business Days after written notice (a "Purchase Notice") shall be given by the Company to the Purchasers as herein provided. Each Purchase Notice shall specify the following:

     (i) the aggregate consideration to be paid by the Purchasers for the Purchased Shares to be sold at such Closing;

     (ii) the number of shares of Series A Preferred Stock and Series B Preferred Stock to be purchased and sold at such Closing (it being understood and agreed that 53.02% of the consideration to be paid at each Closing shall be used to purchase Series A Preferred Stock and 46.98% of such consideration shall be used to purchase Series B Preferred Stock);

     (iii) the dollar amount to be paid for the Series A and Series B Preferred Stock by each Purchaser at such Closing, and the number of shares of each such series to be issued to each; and

     (iv)  the date on which such Closing shall occur.

Each Purchase Notice shall be accompanied by an Officer's Financing Certificate (as defined in Section 1.5). The obligation of the Purchasers to purchase Purchased Shares at each closing shall be subject to satisfaction to conditions set forth in Articles VII and VIII hereof at each such closing. Prior to the first sale of Purchased Shares for the purpose of funding the purchase of a Clinic (as provided in Section 1.5), an aggregate minimum of $250,000 of Preferred Stock shall be purchased at each Closing (provided that a lesser amount may be purchased at the second Closing), and the purchase price of the Preferred Stock purchased by Summit Ventures IV, L.P. and its affiliates at all Closings, when added to the purchase price of the Common Stock purchased by such persons, shall not exceed $1,000,000. Thereafter, an aggregate minimum of $1,000,000 of Preferred Stock shall be purchased at each Closing. Payment at each Closing for the Purchased Shares shall be by wire transfer payable in immediately available federal funds. Each Purchaser shall pay that amount for the Purchased Shares being acquired by it at the Closing as described in the Purchase Notice. At each Closing, the Company will deliver to each Purchaser one or more certificates representing the Purchased Shares purchased by such Purchaser, in such denominations as may be requested by such Purchaser.

     1.5   Use of Proceeds. Proceeds from the purchase of Purchased Shares shall
           ---------------
be used as follows:

     (a) Proceeds of the Purchased Shares shall be used to fund the acquisition, consolidation, management and operation of dental clinics and related professional services (collectively "Clinics"), and for general working capital, including without limitation building the Company's management and operational infrastructures.

     (b) The cumulative proceeds from the sale of Purchased Shares used to provide working capital for the Company or for any Clinic (including working capital received prior to the acquisition of the first Clinic) shall not exceed $3,000,000.

     (c) The Company shall be entitled to pursue acquisitions of Clinics on such terms and conditions as the Board of Directors of the Company shall, from time to time deem necessary or desirable; provided, however, no such Clinic may be acquired without the consent of the Purchasers who have purchased or committed to purchase a majority of the Purchased Shares unless each of the following conditions (the "Financing Conditions") shall have been satisfied:

           (i) the total purchase price of such Clinic (including cash and other property and the present value of any notes or contingent payments to be made) shall not exceed six times such Clinic's annualized EBITDA, which annualized figure shall be determined based upon the Clinic's EBITDA for the six months ended immediately prior to the date of the proposed acquisition;

           (ii) at the time of the request for the financing for such acquisition, the Company shall not be in default under the terms of any indebtedness for borrowed money owed to any bank or other financial institution (excluding the subordinated indebtedness which may be owed from time to time by the Company to Summit Subordinated Debt Fund L.P. (the "Summit Debt Fund"); and

           (iii) for the twelve months ended as of the last day of the month immediately preceding the month in which such acquisition is scheduled to close, the Company and its Subsidiaries shall have had EBITDA in excess of $1; provided, however, that with respect to any sale of Purchased Shares during the period of twelve months commencing on execution of this Agreement, the condition set forth in this clause (iii) shall be deemed to have been satisfied if the historical EBITDA of a Clinic which the Company proposes to purchase, measured for the twelve months ending as of the month immediately preceding the month in which the acquisition is proposed to be completed and excluding any expenses associated with the prior shareholders of the Clinic which will not continue after the acquisition, exceeds $1.

     (d) In connection with each Purchase Notice, the President and Chief Financial Officer of the Company shall deliver to the Purchasers an Officer's Certificate ("Officer's Financing Certificate") confirming that the conditions set forth in Sections 1.5 (including in the event proceeds will be used to fund the acquisition of one or more Clinics, those specified in Section 1.5(c)) shall have been satisfied with respect to such acquisition.

     (e) The Company may finance the purchase of Clinics through secured indebtedness received from one or more banks or other financial institutions, and through debt financing supplied by the owner of such a Clinic; provided, however, that in no event shall the Company be entitled to fund any such acquisition using the proceeds of capital stock other than the Purchased Shares unless and until all such Purchased Shares shall have been purchased or commitments to purchase the Purchased Shares have been terminated as herein provided.

     (f) In addition to the circumstances set forth in Section 1.6, the Investors' commitments to acquire Purchased Shares shall terminate on the first to occur of (i) the fourth anniversary of the execution of this Agreement, (ii) the date on which Gregory A. Serrao ceases to serve as President and Chief Executive Officer of the Company, (iii) consummation by the Company of the first Qualified Public Offering, and (iv) sale of all or substantially all of the assets of the Company or all of the capital stock of the Company to a third party.

     1.6   Termination of Commitment; Right to Repurchase. If the Company has
           ----------------------------------------------
sold to Summit Ventures IV, L.P. and its affiliates an aggregate of $1,000,000 of Preferred Stock and Common Stock to raise working capital and has not purchased a Clinic before the Company has spent such $1,000,000, then, at any time after the Company has spent such $1,000,000 and has sent an additional Purchase Notice to the Purchasers, Purchasers who have committed to purchase a majority of the Purchased Shares may, by notice to the Company, elect on behalf of all Purchasers to terminate any further obligation to purchase Purchased Shares. If such an election is made, Gregory A. Serrao may, at his election, purchase, or cause the Company to purchase, all capital stock of the Company owned by the Purchasers (other than himself) at the original purchase price paid therefor, payable in cash. If Mr. Serrao wishes to exercise such purchase option he shall give written notice to such effect to all Purchasers within sixty (60) days after receipt by the Company of the Purchasers' notice of termination of their purchase commitments, and shall consummate such purchase within sixty (60) days after he gives notice to the Purchasers of his election to purchase from them their capital stock of the Company.

     1.7   Additional Purchasers. On or before February 19, 1996, one or more
           ---------------------
persons reasonably acceptable to the Company and those Purchasers who have committed to purchase a majority of the Purchased Shares (the "Additional Purchasers") may become Purchasers for the purpose of this Agreement by executing a counterpart of this Agreement pursuant to which they commit to purchase up to an aggregate of $1,100,000 of the Purchased Shares and Common Stock. In such event, the Additional Purchasers shall be deemed to be Purchasers for all purposes of this Agreement, Schedule 1.1 shall be amended to include
                                    ------------
their names, addresses and purchase commitments, the purchase commitments of Summit Ventures IV, L.P. and its affiliates shall be reduced proportionately to reflect the purchase commitments of the Additional Purchasers, and the Additional Purchasers shall pay to the Company their pro rata share of any
                                                     --- ----
purchase commitments which have been called prior to their execution of this Agreement. If and to the extent that the Additional Purchasers do not purchase an aggregate of $1,100,000 of Purchased Shares and Common Stock on or before February 19, 1996, Summit Ventures IV, L.P. and Summit Investors III, L.P. shall on that date purchase the number of such additional Purchased Shares and Common Stock which were not purchased by the Additional Purchasers, and Schedule 1.1
                                                                 ------------
shall be amended so as to increase the purchase commitments of each such Summit entity accordingly.

                                  ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                       ---------------------------------
                                 THE COMPANY.
                                 -----------

     In order to induce the Purchasers to purchase the Purchased Shares, the Company, makes the following representations and warranties which shall be true, correct and complete in all respects on the date hereof and shall be true, correct and complete in all respects as of the date of each Closing, except to the extent that such representation or warranty expressly refers to an earlier date or the disclosure schedules hereto have been updated to reflect any exception thereto attributable to an action of the Company not prohibited hereunder, including without limitation the consummation of the acquisition of one or more Clinics:

     2.1   Organization and Corporate Power. The Company and each of its
           --------------------------------
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure so to qualify would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     2.2   Authorization. The Company has all necessary corporate power and has
           -------------
taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Shareholders' Agreement referenced in Section 7.5, the Registration Rights Agreement referenced in
Section 7.6, the Employment and Non-Competition Agreement referenced in Section
7.7 and the Stock Option Agreement referenced in Section 7.8 (collectively, the "Related Agreements"), and the consummation of the transactions contemplated herein or therein, and for the due authorization, issuance and delivery of the Purchased Shares, and the Conversion Shares issuable upon conversion of the Series A Preferred Stock. Sufficient shares of authorized but unissued Common Stock have been reserved for issuance upon exercise of the Series A Preferred Stock. The issuance of the Purchased Shares does not, and the issuance of the Conversion Shares upon conversion of the Series A Preferred Stock will not, require any further corporate action and is not and will not be subject to any preemptive right, right of first refusal or the like. This Agreement and the Related Agreements will each be a valid and binding obligation of the Company enforceable in accordance with its respective terms.

     2.3   Government Approvals. No consent, approval, license or authorization
           --------------------
of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement or any of the Related Agreements, or in connection with the issuance of the Purchased Shares or the issuance of the Conversion Shares upon conversion of the Series A Preferred Stock, except for (i) those which have already been made or granted,(ii) the filing of registration statements with the Securities and Exchange Commission (the "Commission") and any applicable state securities commission as provided for in Registration Rights Agreement, and (iii) other filings relating to qualifications, exceptions from registration, and related matters contemplated by the Registration Rights Agreement.

     2.4   Authorized and Outstanding Stock. On the date hereof, before giving
           --------------------------------
effect to the first Closing, the authorized capital stock of the Company will consist of (i) 1,000,000 shares of Common Stock, of which 50,000 shares are validly issued and outstanding and held of record and owned beneficially as set forth in Schedule 2.4 attached hereto; and (ii) 470,000 shares of Preferred
         ------------
Stock, of which (x) 400,000 shares will have been designated as Series A Preferred Stock with the rights, terms and privileges set forth in Exhibit A,
                                                                   ---------
and of which no shares will be issued or outstanding; and (y) 70,000 shares will have been designated as Series B Preferred Stock with the rights, terms and privileges set forth in Exhibit A, and of which no shares will be issued or
                        ---------
outstanding. There are no treasury shares held by the Company. All issued and outstanding shares of capital stock are, and when issued in accordance with the terms hereof, all Purchased Shares and Conversion Shares issued upon conversion of the Purchased Shares will be, duly and validly authorized, validly issued and fully paid and non-assessable and free from any restrictions on transfer, except for restrictions imposed by federal or state securities or "blue-sky" laws and except for those imposed pursuant to this Agreement or any Related Agreement. Except pursuant to this Agreement or the Related Agreements or as set forth on
Schedule 2.4, there are no outstanding warrants, options, commitments,
------------
preemptive rights, rights to acquire or purchase, conversion rights or demands of any character relating to the capital stock or other securities of the Company. All issued and outstanding shares of capital stock of the Company were issued (i) in transactions exempt from the registration provisions of the Act, and (ii) in compliance with or in transactions exempt from the registration provisions of applicable state securities or "blue-sky" laws.

     2.5   Subsidiaries. Except as set forth in Schedule 2.5, the Company has no
           ------------                         ------------
Subsidiaries nor any investment or other interest in, or any outstanding loan or advance to or from, any Person, including, without limitation, any officer, director or shareholder. Except as set forth on Schedule 2.5, the Company owns
                                                ------------
of record and beneficially, free and clear of all liens, charges, restrictions, claims and encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries.

     2.6   Financial Information. As of the date hereof: (a) the Company has
           ---------------------
been newly formed for the purpose of exploring acquisition opportunities relating to dental clinics and other specialty practice groups; and (b) the Company has no assets or liabilities other than those associated with its formation, the negotiation herein contemplated, and the consideration of selected acquisitions.

     2.7   [Intentionally Omitted]

     2.8   Litigation. Except as otherwise set forth on Schedule 2.8, there is
           ----------                                   ------------
no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary or affecting any of the Company's or such Subsidiary's properties or assets, or against any officer, key employee or shareholder of the Company or any Subsidiary in his capacity as such, which litigation, proceeding, or investigation is reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, nor, to the knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation is reasonably likely to be properly instituted with any substantial chance of recovery where such recovery would likely have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary, nor any officer, key employee or shareholder of the Company or any Subsidiary in his capacity as such is, to the knowledge of the Company, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency which may materially and adversely affect the business or assets of the Company and its Subsidiaries, taken as a whole.

     2.9   Compliance with Laws and Other Instruments. The Company and its
           ------------------------------------------
Subsidiaries are in compliance with all of the provisions of this Agreement and of its charter and by-laws, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute, and regulation by which any of them is bound or to which any of them or any of their respective properties are subject, except, in any such case, where noncompliance would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the offer, issuance, sale or delivery of the Purchased Shares, or the Conversion Shares upon conversion of the Purchased Shares, on the terms of this Agreement will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company or any Subsidiary pursuant to any provision of the Company's or such Subsidiary's charter or by-laws, or any statute, rule or regulation, contract, lease, judgment, decree or other document or instrument by which the Company or any Subsidiary is bound or to which the Company or any Subsidiary or any of their respective properties are subject, which violation, breach, default, or imposition would have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or, to the knowledge of the Company, will cause the Company or any Subsidiary to lose the benefit of any material right or privilege it presently enjoys or cause any Person who is expected to normally do business with the Company or any Subsidiary to discontinue to do so on the same basis, which discontinuation would have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     2.10  Taxes. The Company and each of its Subsidiaries has filed all tax
           -----
returns (including statements of estimated taxes owed) required to be filed within the applicable periods for such filings and has paid all taxes required to be paid, and has established adequate reserves (net of estimated tax payments already made) for the payment of all taxes payable in respect to the period subsequent to the last periods covered by such returns, except for any failure to file or establish reserves which would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. No deficiencies for any tax are currently assessed against the Company or any Subsidiary, which deficiencies are material to the Company and its Subsidiaries, taken as a whole, and except as set forth on Schedule 2.10, no tax returns of the Company or any Subsidiary have ever been audited, and, to the knowledge of the Company, there is no such audit pending or contemplated. There is no tax lien, whether imposed by any federal, state or local taxing authority, outstanding against the material assets, properties or business of the Company. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes, including income, franchise, property, sales, withholding, payroll and employment taxes.

     2.11  Real Property.
           -------------

           (a)  Schedule 2.11 sets forth the addresses and uses of all real
                -------------
property that the Company or any Subsidiary owns, leases or subleases, and any material lien or encumbrance on any such owned real property or the Company's or Subsidiary's leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, and the lease term.

           (b)  Except as set forth on Schedule 2.11, the Company or its
                                       -------------
Subsidiary, as the case may be, has good and marketable title to, and owns free and clear of all material liens and encumbrances, all property listed as owned by the Company or any Subsidiary on

Schedule 2.11, and there is no violation of any law, regulation or ordinance
-------------
(including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property owned, leased or subleased by the Company or any Subsidiary, which violation would have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

           (c) There are no defaults by the Company or any Subsidiary which are reasonably likely to curtail in any material respect the present use of the Company's or such Subsidiary's property listed on Schedule 2.11. The
                                                  -------------
performance by the Company of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any lease listed on Schedule 2.11.
                    -------------

     2.12  Personal Property. Except as set forth on Schedule 2.12 and except
           -----------------                         -------------
for property sold or otherwise disposed of in the ordinary course of business, the Company and its Subsidiaries own free and clear of any material liens or encumbrances, all of the personal property reflected as owned by the Company and its Subsidiaries in the balance sheet contained in the Unaudited Financial Statements, and all other material items of personal property acquired by the Company and its Subsidiaries through the date hereof. All material items of such personal property are in good operating condition, normal wear and tear excepted.

     2.13  Patents, Trademarks, etc. Set forth on Schedule 2.13 is a list and
           -------------------------              -------------
brief description of all material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications trade names and copyrights owned by or registered in the name of the Company or any Subsidiary, or of which the Company or any Subsidiary is a licensor or licensee or in which the Company or any Subsidiary has any material right, and in each case a brief description of the nature of such right. The Company and its Subsidiaries own or possess adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary to the conduct of their business as conducted, and no claim is pending or, to the knowledge of the Company, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is no known basis for any such claim (whether or not pending or threatened), which would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. No claim is pending or, to the knowledge of the Company, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company or any Subsidiary otherwise has the right to use, is invalid or unenforceable by the Company or such Subsidiary, and there is no known basis for any such claim (whether, or not pending or threatened) which would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, all technical information developed by and belonging to the Company and its Subsidiaries which has not been patented or copywritten has been kept confidential, except for any such information the disclosure of which would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     2.14  Agreements of Directors, Officers and Employees. To the knowledge of
           -----------------------------------------------
the Company, no director, officer or employee of or consultant to the Company or any Subsidiary is in violation of any material terms of any written employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other written contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company or such Subsidiary because of the nature of the business conducted by the Company or such Subsidiary, or relating to the use of trade secrets or proprietary information of others.

     2.15  Governmental and Industrial Approvals. The Company and each of its
           -------------------------------------
Subsidiaries has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company and such Subsidiaries to conduct their respective businesses as presently conducted, except to the extent the failure to acquire same would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, except to the extent the failure of same to be in full force and effect would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and none of such permits, licenses, orders, franchises or other rights and privileges will be materially and adversely affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

     2.16  Registration Rights. The Company has not granted any rights relating
           -------------------
to registration of its capital stock under the Act or state securities laws other than those contained in this Agreement, or the Registration Rights Agreement.

     2.17  Insurance Coverage. Schedule 2.17 hereto contains an accurate list of
           ------------------  -------------
the insurance policies currently maintained by the Company and its Subsidiaries. Except as described on Schedule 2.17, there are currently no claims pending
                       -------------
against the Company or any Subsidiary under any insurance policies currently in effect and covering the property, business or employees of the Company and its Subsidiaries, except for any claims which would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and all premiums due and payable with respect to the policies maintained by the Company and its Subsidiaries has been paid to date.

     2.18  Employee Matters. Except as set forth on Schedule 2.18, neither the
           ----------------                         -------------
Company nor any Subsidiary has in effect any material written employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements. Except as set forth on Schedule 2.18, the Company has no knowledge that any of the officers or other key employees of the Company or any Subsidiary presently intends to terminate his employment. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. The Company and each Subsidiary is in material compliance with the terms of all plans, programs and agreements listed on Schedule 2.18, and each such plan, program or agreement is in
          -------------
compliance in all material respects with all of the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth on Schedule 2.18, no such plan or program has engaged in any "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code of 1986 (the "Code"), or has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in
Section 4043(b) of ERISA occurred with respect to any such plan or program, and neither the Company nor any Subsidiary has or has maintained any group health plan subject to Section 4980B of the Code or Section 162(i) or (k) of the Code as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended by the Technical and Miscellaneous Revenue Act of 1988. With respect to each plan listed on Schedule 2.18, all required filings, including all filings
                    -------------
required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed, except to the extent the failure to so file would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     2.19  No Brokers or Finders. No person has or will have, as a result of the
           ---------------------
transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its Subsidiaries.

     2.20  Transactions with Affiliates. Except as contemplated by this
           ----------------------------
Agreement or the Related Agreements or as set forth on Schedule 2.20, there are
                                                       -------------
no loans, leases or other continuing transactions between the Company or any Subsidiary on the one hand, and any officer or director of the Company or any Subsidiary or any person owning five percent (5%) or more of the Common Stock of the Company or any respective family member or affiliate of such officer, director or shareholder on the other hand.

     2.21  Assumptions, Guarantees, etc. of Indebtedness of Other Persons.
           --------------------------------------------------------------
Except as set forth on Schedule 2.21, neither the Company nor any Subsidiary has
                       -------------
assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     2.22  Restrictions on Subsidiaries. Except as set forth on Schedule 2.22,
           ----------------------------                         -------------
there are no restrictions on the Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets between the Company and any of its Subsidiaries or between any Subsidiaries of the Company.

     2.23  Disclosures. Neither this Agreement, any Schedule or Exhibit to this
           -----------
Agreement, nor the Related Agreements, nor any other agreement, document or written statement made by the Company and furnished by the Company to the Purchasers in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.


                                  ARTICLE III

                     AFFIRMATIVE COVENANTS OF THE COMPANY
                     ------------------------------------

     Without limiting any other covenants and provisions hereof, the Company covenants and agrees that unless otherwise permitted, approved, or waived by Purchasers then owing or having the right to acquire a majority of the Conversion Shares, it will observe the following covenants on and after the date hereof and until the consummation of the first public offering of its securities pursuant to a registration statement filed under the Securities Act of 1933, as amended:

     3.1   Accounts and Reports. The Company will, and will cause each of its
           --------------------
Subsidiaries to, maintain a standard system of accounts in accordance with generally accepted accounting principles consistently applied and the Company will, and will cause each of its Subsidiaries to, keep full and complete financial records. The Company will furnish to each Purchaser the information set forth in this Section 3.1.

           (a) Within ninety (90) days after the end of each fiscal year, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such year, together with consolidated and consolidating statements of income, shareholders' equity and cash flow of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and duly certified by an independent public accountant of national recognition selected by the Board of Directors of the Company and reasonably acceptable to Purchasers.

           (b) Within thirty (30) days after the end of each calendar month, a preliminary consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such month and preliminary consolidated and consolidating statements of income, shareholders' equity and cash flow for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail.

           (c) At the time of delivery of each monthly and annual statement, a certificate, executed by the either the president or chief financial officer of the Company stating (i) that such officer has caused this Agreement and the terms of the Preferred Stock to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or such Preferred Stock or, if such officer has such knowledge, specifying such default, and (ii) with respect to the delivery of annual statements, a statement as to the then Applicable Conversion Value of the Series A Preferred Stock and the number of Conversion Shares into which each share of Series A Preferred Stock may then be converted.

           (d) Prior to the end of each fiscal year, a copy of the operating plan and budget for the next fiscal year required under Section 3.8, in form consistent with good business practice.

           (e) Promptly upon receipt thereof, any written report, so called "management letter", and any other communication submitted to the Company or any Subsidiary by its independent public accountants relating to the business, prospects or financial condition of the Company and its Subsidiaries;

           (f) Promptly after the commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company (or any Subsidiary) which, if successful, could have a material adverse effect on the Company and its Subsidiaries, taken as a whole; and (ii) all material defaults by the Company or any Subsidiary (whether or not declared) under any agreement for money borrowed (unless waived or cured within applicable grace periods);

           (g) Promptly upon sending, making available, or filing the same, all reports and financial statements as the Company (or any Subsidiary) shall send or make available generally to the shareholders of the Company as such or to the Commission; and

           (h) Such other information with regard to the business, properties or the condition or operations, financial or otherwise, of the Company or its Subsidiaries as the Purchaser may from time to time reasonably request.

     3.2   Payment of Taxes. The Company will pay and discharge (and cause any
           ----------------
Subsidiary to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company (or any Subsidiary), provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

     3.3   Maintenance of Key Man Insurance. The Company will, at its expense,
           --------------------------------
use all reasonable efforts to obtain within thirty (30) days of the date hereof and thereafter maintain a life insurance policy with a responsible and reputable insurance company payable to the Company on the life of Gregory A. Serrao in the face amount of $1,000,000. The Company will maintain such policy and will not cause or permit any assignment of the proceeds of such policy and will not borrow against such policy. The Company will add one designee of the Purchasers as a notice party to such policy, and will request that the issuer of such policy provide such designee with ten (10) days' notice before such policy is terminated (for failure to pay premium or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

     3.4   Compliance with Laws, etc. The Company will comply (and cause each of
           --------------------------
its Subsidiaries to comply) with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could materially adversely affect the business or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

     3.5   Inspection. At any reasonable time during normal business hours and
           ----------
from time to time, but not more frequently than once every six months for all Purchasers and transferees of Purchasers as a group, upon five (5) days prior written notice, the Company (and each of its Subsidiaries) will permit any one or more of the Purchasers who then own, of record or beneficially, or have the right to acquire, any of the Conversion Shares, or any transferee of a Purchaser who owns, of record or beneficially, or has the right to acquire, at least five percent (5%) of the then outstanding Common Stock, or any of the agents or representatives of the foregoing Persons, to examine and make copies of and extracts from the records and books of account of and visit the properties of the Company (and any of its Subsidiaries) and to discuss the Company's affairs, finances and accounts with any of its officers or directors; provided that any Person or Persons exercising rights under this Section 3.5 shall (i) use all reasonable efforts to ensure that any such examination or visit results in a minimum of disruption to the operations of the Company and (ii) shall agree in writing to keep any confidential or proprietary information of the Company or any of its Subsidiaries disclosed to him in the course of such inspection confidential in a manner consistent with prudent business practices and treatment of such Person's or Persons' own confidential information and not use such proprietary information for any purpose other than reviewing or analyzing the operations, results of operation, or condition of the Company or its Subsidiaries. The rights granted under this Section 3.5 shall be in addition to any rights which any Purchaser may have under applicable law in its capacity as a shareholder of the Company.

     3.6   Corporate Existence; Ownership of Subsidiaries. The Company will, and
           ----------------------------------------------
will cause its Subsidiaries to, at all times preserve and keep in full force and effect their corporate existence, and rights and franchises material to the business of the Company and its

Subsidiaries, taken as a whole, and will qualify, and will cause each of its Subsidiaries to qualify, to do business as a foreign corporation in any jurisdiction where the failure to do so would have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries, taken as a whole. The Company shall at all times own of record and beneficially, free and clear of all liens, charges, restrictions, claims and encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries.

     3.7   Compliance with ERISA. The Company will comply, (and cause each of
           ---------------------
its Subsidiaries to comply) in all material respects with all minimum funding requirements applicable to any pension or other employee benefit plans which are subject to ERISA or to the Code, and comply in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any of its Subsidiaries will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which cause the lien provided for in Section 3068 of ERISA to attach to the assets of the Company or any of its Subsidiaries if the lien would be material to the Company and its Subsidiaries, taken as a whole.

     3.8   Board Approval. Prior to the end of each fiscal year, the Company
           --------------
will prepare and submit to its Board of Directors for its approval prior to such year end an operating plan and budget, cash flow projections and profit and loss projections, all itemized in reasonable detail for the immediately following year.

     3.9   Financings. The Company will promptly provide to the Board of
           ----------
Directors the details and terms of, and any brochures or investment memoranda prepared by the Company related to, any proposed financing of any nature for the Company (or any of its Subsidiaries), whether initiated by the Company or any other Person.

     3.10  Meetings of the Board of Directors. The Directors shall schedule
           ----------------------------------
regular meetings not less frequently than once every calendar quarter. The Company shall reimburse the Purchasers for all direct out-of-pocket expenses incurred by any director designee of the Purchasers in attending such meetings.

     3.11   Rule 144A Information. Subject to the Related Agreements, the
            ---------------------
Company shall, upon the written request of any Purchaser, provide to such Purchaser and to any prospective institutional transferee of the Purchased Shares or Conversion Shares designated by such Purchaser, such financial and other information as is available to the Company or can be obtained by the Company without material expense and as such Purchaser may reasonably determine is required to permit such transfer to comply with the requirements of Rule 144A promulgated under the Act.


                                  ARTICLE IV

             NEGATIVE COVENANTS OF THE COMPANY AND SUMMIT ENTITIES
             -----------------------------------------------------

     Without limiting any other covenants and provisions hereof, unless otherwise permitted, approved or waived by Purchasers then owning or having the right to acquire a majority of the Conversion Shares the Company, covenants and agrees that it will comply (and will cause each of their respective Subsidiaries and affiliates to comply) with each of the provisions of this Article IV that applies to them, as the case may be, on and after the date hereof and until the consummation of the first public offering of its securities pursuant to a registration statement filed under the Securities Act of 1933, as amended.

     4.1   Investments in Other Persons. The Company will not make or permit any
           ----------------------------
Subsidiary to make any loan or advance to any Person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any Person, except:
            ------

           (i) investments by the Company or a Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

           (ii) investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $50,000,000;

           (iii) loans or advances from a Subsidiary to the Company or from a Subsidiary to another Subsidiary;

           (iv) investments by the Company or a Subsidiary in A-rated or better commercial paper having a maturity of not more than one year from the date of acquisition;

           (v) investments by the Company or a Subsidiary in "money market" fund shares, or in "money market" accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that such "money market" fund or "money market" accounts invest principally in investments of the types described in clauses (i), (ii) or (iv) of this subsection 4.1; and

           (vi) investments by the Company or a Subsidiary constituting an acquisition of a Clinic to the extent permitted under Section 1.5.

     4.2   Distributions. The Company will not declare or pay any dividends,
           -------------
except dividends payable with respect to the Preferred Stock in accordance with Exhibit A, purchase, redeem, retire, or otherwise acquire for value any of its
---------
capital stock (or rights, options or
warrants to purchase such shares) now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any Subsidiary to do any of the foregoing, except that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company and except that nothing herein contained shall prevent the Company from:

           (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock;

           (ii) complying with any terms of the Preferred Stock as contained in Exhibit A attached hereto relating to the payment of dividends, liquidation
     ---------
     preferences or redemption payments on or with respect to the Preferred Stock or redemption of the Preferred Stock; or

           (iii) repurchase of shares from Mr. Serrao pursuant to the terms of his Employment Agreement of even date.

     4.3   Dealings with Affiliates. Except for this Agreement and the Related
           ------------------------
Agreements, the Company will not enter into any transaction including, without limitation, any loans or extensions of credit or royalty agreements with any officer or director of the Company or any Subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or shareholders or members of their immediate families, except for advances in reasonable amounts made to employees of the Company or any Subsidiary for valid business purposes.

     4.4   Merger. The Company shall not, and shall not permit any Subsidiary to
           ------
merge or consolidate with any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired) or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its material accounts receivable (whether now in existence or hereinafter created) at a discount or with recourse, to any Person, or permit any Subsidiary to do any of the foregoing, (i) except for sales or other dispositions of assets
                                ------
in the ordinary course of business, and (ii) except that (a) any wholly owned Subsidiary may merge into or consolidate with or transfer assets to any other wholly owned Subsidiary, (b) any wholly owned Subsidiary may merge into or transfer assets to the Company, and (c) the foregoing shall not prohibit, to the extent commercially reasonable, (i) the settlement of accounts which are not reasonably collectible in full at less than the full amount of such accounts, or
(ii) the assignment of such accounts to a third party under terms which allow such third party to retain a portion of the amount collected.

     4.5   Option Shares. The Company will not issue shares of its capital stock
           -------------
and will not grant any options, rights or warrants to acquire its capital stock, except up to an aggregate of 100,601 shares of Common Stock may be issued to employees of the Company pursuant to the Related Agreements or options granted under a stock option plan approved by the Compensation Committee of the Company's Board of Directors, which number shall include options for not in excess of 45,045 shares of Common Stock which may be issued to Mr. Serrao; provided that all such options shall have an exercise price per share that is not less than $2.00. The numbers of shares and exercise price set forth in this Section shall be proportionately adjusted to reflect any stock dividend, stock split or other form of recapitalization occurring after the date hereof.

     4.6   No Conflicting Agreements. The Company agrees that neither it nor any
           -------------------------
Subsidiary will, without the consent of the Purchasers, enter into or amend any agreement, contract, commitment or understanding which would restrict or prohibit the exercise by the Purchasers of any of their rights under this Agreement or any of the Related Agreements.

     4.7   Restriction of Investments. Summit Ventures IV, L.P., Summit Ventures
           --------------------------
III, L.P. and Summit Investors II, L.P. each agree that as long as they collectively hold at least 20% of the issued and outstanding stock of the Company on a fully diluted basis they will not, nor permit their affiliates to, acquire an interest in any company, entity, or venture more than one third of the revenues of which the preceding twelve months were derived from the ownership, operation or management of dental service providers or providers of services in the related specialty practices of orthodontics, periodontics, endodontics, pedidontics or oral surgery. The restriction set forth in this Section shall not apply to any investment in a portfolio company which exists as of the date hereof, or to any follow-on investment in such a portfolio company. If the Purchasers terminate their commitment to purchase Purchased Shares in accordance with Section 1.6 of this Agreement, the restrictions in this Section
4.7 shall terminate.


                                   ARTICLE V

                               PREEMPTIVE RIGHT
                               ----------------

     5.1   Right of Purchase. The Company hereby grants to each Purchaser so
           -----------------
long as it or he shall own, of record or beneficially, or have the right to acquire from the Company, any Purchased Shares, Conversion Shares or Common Stock, the right to purchase all or part of its or his pro rata share of New
                                                       --- ----
Securities (as defined in Section 5.2) which the Company, from time to time, proposes to sell and issue. A Purchaser's pro rata share, for purposes of this
                                           --- ----
preemptive right, is the ratio of the number (without duplication) of Purchased Shares, Conversion Shares and shares of Common Stock which such Purchaser owns or has the right to acquire from the Company to the total number (without duplication) of Purchased Shares, Conversion Shares and shares of Common Stock then outstanding. The Purchasers shall have a right of over-allotment pursuant to this Article V such that to the extent a Purchaser does not exercise its or his preemptive right in full hereunder, such additional shares of New Securities which such Purchaser did not purchase may be purchased by the other Purchasers in proportion to the total number (without duplication) of Purchased Shares, Conversion Shares or other shares of Common Stock which each such other Purchaser owns or has the right to acquire from the Company compared to the total number (without duplication) of Purchased Shares, Conversion Shares or other shares of Common Stock which all such other Purchasers own or have the right to acquire from the Company.

     5.2   Definition of New Securities. "New Securities" shall mean any capital
           ----------------------------
stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock, issued on or after the date hereof; provided that the term "New Securities" does not
                          --------
include (i) securities purchased under this Agreement or Conversion Shares issuable upon conversion of the Series A Preferred Stock, (ii) Common Stock issued as a stock dividend to holders of Common Stock or upon any stock split, subdivision or combination of shares of Common Stock, (iii) Preferred Stock issued as a dividend to holders of Preferred Stock or upon any stock split, subdivision or combination of Preferred Stock, (iv) the aggregate number of shares of Common Stock issuable upon exercise of options permitted under Section
4.5 hereof, (v) securities issued in connection with the acquisition of a Clinic authorized under Section 1.5; and (vi) issuance of securities in connection with borrowing of subordinated indebtedness from Summit Subordinated Debt Fund, L.P.

     5.3   Notice from the Company. In the event the Company proposes to
           -----------------------
undertake an issuance of New Securities, it shall give each Purchaser written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. Each Purchaser shall have 20 calendar days from the date of receipt of any such notice to agree to purchase up to the Purchaser's pro rata share of such New Securities (and any
                                  --- ----
over-allotment amount pursuant to the operation of Section 5.1 hereof) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

     5.4   Sale by the Company. In the event any Purchaser fails to exercise in
           -------------------
full its preemptive right (after giving effect to the over-allotment provision of Section 5.1 hereof), the Company shall have 90 days thereafter to sell the New Securities with respect to which the Purchaser's option was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice. To the extent the Company does not sell all the New Securities offered within said 90 day period, the Company shall not thereafter issue or sell such New Securities without first again offering such securities to the Purchasers in the manner provided above.

     5.5   Termination of Rights. The rights granted to the Purchasers under
           ---------------------
this Article V shall expire immediately prior to, and shall not apply in connection with, the consummation of the first Qualified Public Offering.


                                  ARTICLE VI

                          INVESTMENT REPRESENTATIONS
                          --------------------------

     6.1   Representations and Warranties. Each Purchaser hereby represents and
           ------------------------------
warrants to the Company as follows:

           (a) Assuming due execution and delivery by the Company of the Agreement and the Related Agreements, this Agreement and the Related Agreements to which such Purchaser is a party constitute legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms;

           (b) Such Purchaser has been advised and understands that the Purchased Shares have not been registered under the Act, on the grounds that no distribution or public offering of the Purchased Shares is to be effected, and that in this connection, the Company is relying in part on the representations of such Purchasers set forth in this Article VI;

           (c) Such Purchaser has been further advised and understands that no public market now exists for any of the securities issued by the Company and that a public market may never exist for the Purchased Shares or Conversion Shares;

           (d) Such Purchaser is purchasing the Purchased Shares for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of Federal or state securities laws;

           (e) By reason of its business or financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder;

           (f) Such Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Shares; provided, however, that nothing in this Section 6.1 shall be deemed to vitiate or limit the representations, warranties and covenants of the Company contained in this Agreement; and

           (g) No person has or will have, as a result of the transaction contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser.

     6.2   Permitted Sales; Legends. Notwithstanding the foregoing
           ------------------------
representations, so
long as there is full compliance with all applicable federal and state securities laws, and subject to the Shareholders Agreement, the Company agrees that it will permit (i) a distribution of Purchased Shares or Conversion Shares by a partnership to one or more of its partners, where no consideration is exchanged therefor by such partners, or to a retired or withdrawn partner who retires or withdraws after the date hereof in full or partial distribution of his interest in such partnership, or to the estate of any such partner or the transfer by gift, will or intestate succession of any partner to his spouse or to the siblings, lineal descendants or ancestors of such partner or his spouse, or to a trust created for the benefit of one or more of the foregoing, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were an original Purchaser hereunder and (ii) a sale or other transfer of any of the Purchased Shares, or Conversion Shares upon obtaining assurance satisfactory to the Company that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Act and applicable state securities or "blue-sky" laws, including, without limitation, receipt of an unqualified opinion to such effect of counsel reasonably satisfactory to the Company. The certificates representing the Purchased Shares and any Conversion Shares thereof shall bear a legend evidencing such restriction on transfer substantially in the following form:

           "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 (the "Act") or the securities laws of any state. The shares may not be transferred by sale, assignment, pledge or otherwise unless (i) a registration statement for the shares under the Act is in effect or (ii) the corporation has received an opinion of counsel, which opinion is reasonably satisfactory to the corporation, to the effect that such registration is not required under the Act."



                                  ARTICLE VII

                     CONDITIONS OF PURCHASERS' OBLIGATION
                     ------------------------------------

     7.1   Effect of Conditions. The obligation of the Purchasers to purchase
           --------------------
and pay for the Purchased Shares at any Closing shall be subject at their election to the satisfaction of each of the conditions stated in the following Sections of this Article.

     7.2   Representations and Warranties. The representations and warranties of
           ------------------------------
the Company contained in this Agreement shall be true and correct on the date of such Closing with the same effect as though made on and as of that date, except to the extent that such representations and warranties expressly relate to a prior date.

     7.3   Performance. The Company shall have performed and complied in all
           -----------
material respects with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it and him at or prior to such Closing.

     7.4   Certified Documents, etc.  The Certificate of Incorporation
           ------------------------
of the Company shall have been amended to include the provisions of Exhibit A
                                                                    ---------
attached hereto.

     7.5   Shareholders' Agreement. A Shareholders' Agreement in the form of
           -----------------------
Exhibit B attached hereto shall have been executed by each Purchaser and the
---------
Company.

     7.6   Registration Rights Agreement. A Registration Rights Agreement in the
           -----------------------------
form of Exhibit C shall have been executed by the Company and the other parties
        ---------
thereto.

     7.7   Employment Agreement. Mr. Serrao shall have executed an Employment
           --------------------
and Non-Competition Agreement in the form of Exhibit D attached hereto.
                                             ---------

     7.8   Stock Option Agreements. The Company and Mr. Serrao shall have
           -----------------------
executed a stock option agreement in the form of Exhibit E attached hereto (the
                                                 ---------
"Stock Option Agreements") pursuant to which the Company grants to Mr. Serrao options to purchase up to an aggregate of 45,045 shares of Common Stock (subject to adjustment to reflect any stock split, stock dividend or the like occurring after the date hereof).


                                 ARTICLE VIII

                    CONDITIONS OF THE COMPANY'S OBLIGATION
                    --------------------------------------

     The Company's obligation to sell the Purchased Shares shall be subject to the accuracy on the date of the applicable Closing of the representations and warranties of the Purchasers contained in this Agreement, and the performance by the Purchasers of all agreements, covenants, and conditions contained in this Agreement required to be performed by them at or prior to such Closing.


                                  ARTICLE IX

                              CERTAIN DEFINITIONS
                              -------------------

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Agreement" means this Series A and Series B Preferred Stock Purchase Agreement as from time to time amended and in effect between the parties.

     "Applicable Conversion Value" shall mean the Applicable Conversion Value of the Preferred Stock under Section 5(c) of Exhibit A.
                                          ---------

     "Business Day" shall mean a day which is not a legal holiday in the City of Boston, Massachusetts.

     "Closing" shall have the meaning set forth in Section 1.4.

     "Common Stock" will include (a) the Company's Common Stock as authorized on the date of this Agreement, (b) any other capital stock of any class or classes of the Company authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and
(c) any other securities of the Company into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

     "Company" means and shall include American Dental Partners, Inc., a Delaware corporation, and its successors and assigns.

     "Conversion Shares" shall have the meaning set forth in Section 1.3.

     "EBITDA" shall mean the consolidated earnings before interest, taxes, depreciation and amortization, as determined in accordance with generally accepted accounting principles, consistently applied.

     "Holders" shall have the meaning set forth in Section 7.1.

     "New Securities" shall have the meaning set forth in Section 5.2.

     "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

     "Preferred Stock" shall have the meaning set forth in Section 1.2.

     "Purchased Shares" shall have the meaning set forth in Section 1.2.

     "Purchaser" shall have the meaning set forth in Section 1.1.

     "Qualified Public Offering" means the closing of an underwritten public offering by the Company pursuant to a registration statement filed and declared effective under the Act covering the offer and sale of Common Stock for the account of the Company in which the aggregate net proceeds to the Company equal at least $20,000,000 and in which the price per share of Common Stock equals or exceeds two (2) times the then Applicable Conversion Value of the Series A Preferred Stock under Section 5(c) of Exhibit
                                                                       -------
A.
-

     "Related Agreements" shall have the meaning set forth in Section 2.2.

     "Series A Preferred Stock" shall have the meaning set forth in Section 1.1.

     "Series B Preferred Stock" shall have the meaning set forth in Section 1.2.

     "Subsidiary" or "Subsidiaries" means any corporation, association or other business entity of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

                                   ARTICLE X

                                  TERMINATION

     10.1  Termination by Mutual Written Consent. This Agreement may be
           -------------------------------------
terminated, and the transactions contemplated hereby abandoned, at any time prior to any Closing by the written agreement of the Company and the Purchasers; provided however, that except as set forth in Section 10.2, the Purchasers may not terminate this Agreement without the consent of Mr. Serrao so long as he shall serve as President of the Company.

     10.2  Termination for Breach. This Agreement may be terminated and the
           ----------------------
transactions contemplated hereby may be abandoned at any time before the Closing (or any date to which the Closing may have been extended by the written agreement of the parties obligated to perform on such Closing) by any party obligated to perform on the Closing if the conditions for its benefit set forth in Article VII or VIII, as the case may be, have not been satisfied on or prior to the Closing and remain unsatisfied for at least 10 days after notice thereof from such party to the other parties and if the conditions for the benefit of the other parties have been satisfied or waived, and if such performing party shall have given written notice of termination to the non-performing party.

     10.3  Rights After Termination. Upon termination of this Agreement under
           ------------------------
this Article X, the parties shall be released from all obligations arising hereunder.


                                  ARTICLE XI

                                 MISCELLANEOUS

     11.1  Survival of Representations. The representations, warranties,
           ---------------------------
covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the closing of the transaction contemplated hereby.

     11.2  Parties in Interest. Except as otherwise set forth herein, all
           -------------------
covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including transferees of any of the Purchased Shares or Conversion Shares).

     11.3  Shares Owned by Affiliates. For the purposes of applying all
           --------------------------
provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any affiliate of a Purchaser shall be deemed to be owned by such Purchaser. For the purpose of this Agreement, the term "affiliate" shall mean any Person controlling, controlled by or under common control with, a Purchaser and any general or limited partner of a Purchaser.

     11.4  Amendments and Waivers. Amendments or additions to this Agreement may
           ----------------------
be made, agreements with any decision of the Company may be made, and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the holders of a majority of the issued and issuable Conversion Shares; provided, however, that no such amendment may be made without the consent of Mr. Serrao so long as he shall continue to serve as President of the Company. Prompt notice of any such amendment or waiver shall be given to any Person who did not consent thereto. This Agreement (including the Schedules and Exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof.

     11.5  Notices. All notices, requests, consents, reports and demands shall
           -------
be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Purchasers at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

     The Company:         American Dental Partners, Inc.
                          c/o Summit Partners, L.P.
                          600 Atlantic Avenue
                          Suite 2800
                          Boston, MA  02210-2227
                          Attn. Gregory A. Serrao, President

     The Purchasers:      The address set forth opposite the Purchaser's name on

                             Schedule 1.1 attached hereto.
                             ------------

     with copy to:           Hutchins, Wheeler & Dittmar
                             A Professional Corporation
                             101 Federal Street
                             Boston, MA  02110
                             Attention: James Westra

     and in the case of notice of Gregory A. Serrao, with copy to:

                             Baker & Hostetler
                             Capitol Square
                             65 East Street
                             Columbus, OH  43215
                             Attention: Gary A. Wadman

     11.6  Expenses. Each party hereto will pay its own expenses in connection
           --------
with the transactions contemplated hereby, provided, however, that the Company
                                           --------  -------
shall pay all reasonable costs and expenses of the Purchasers in connection with the investigation, preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby, including, the reasonable fees and disbursements of Hutchins, Wheeler & Dittmar, A Professional Corporation, special counsel to the Purchasers.

     11.7  Counterparts. This Agreement and any exhibit hereto may be executed
           ------------
in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

     11.8  Effect of Headings. The article and section headings herein are for
           ------------------
convenience only and shall not affect the construction hereof.

     11.9  Adjustments. All provisions of this Agreement shall be automatically
           -----------
adjusted to reflect any stock dividend, stock split or other such form of recapitalization.

     11.10 Governing Law. This Agreement shall be deemed a contract made under
           -------------
the laws of the State of Delaware and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State.

                    [Rest of Page Intentionally Left Blank]

          If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon, this letter shall become a binding agreement among us.

                                         Very truly yours,

                                         AMERICAN DENTAL PARTNERS, INC.


                                         By: /s/ Gregory A. Serrao
                                            ------------------------------------
                                             Name:  Gregory A. Serrao
                                             Title: President


                                         PURCHASERS:

                                         SUMMIT VENTURES IV, L.P.

                                         By: Summit Partners, IV, L.P.,
                                             Its General Partner

                                         By: Stamps, Woodsum & Co. IV,
                                             Its General Partner

                                         By: /s/ Martin J. Mannion
                                            ------------------------------------
                                             General Partner


                                         SUMMIT INVESTORS III, L.P.

                                         By: /s/ Martin J. Mannion
                                            ------------------------------------
                                             General Partner

                                         /s/ Gregory A. Serrao
                                         ---------------------------------------
                                         Gregory A. Serrao

                   FIRST AMENDMENT TO SERIES A AND SERIES B
                      PREFERRED STOCK PURCHASE AGREEMENT

     This amendment is made effective February 19, 1996, among American Dental Partners, Inc., a Delaware corporation (the "Company"), and Summit Ventures IV, L.P., Summit Investors III, L.P., and Gregory A. Serrao (collectively, the "Original Purchasers").


                            Background Information
                            ----------------------

     A. The Company and the Original Purchasers are all of the parties (the "Parties") to the Series A and Series B Preferred Stock Purchase Agreement dated January 8, 1996 (the "Agreement").

     B. Pursuant to (S)1.7 of the Agreement, certain third parties may, upon execution of a counterpart to the Agreement on or before February 19, 1996 (the "Investment Deadline"), become parties to the Agreement and thereby purchase shares of Preferred Stock of the Company, and commit to purchase additional shares of Preferred Stock, on the same terms as the Original Purchasers.

     C. A number of third parties have expressed an interest in purchasing Preferred Shares in this manner. However, it will be impractical for the closing of such purchases to be consummated by the Investment Deadline. Accordingly, the Parties desire to amend the Agreement in order to extend the Investment Deadline.


                            Statement of Agreement
                            ----------------------

     The Parties hereby acknowledge the accuracy of the foregoing Background Information and agree as follows:

     (S)1.     Definitions.  All capitalized terms used in this amendment which
               -----------
are not otherwise defined herein shall have the respective meanings given those terms in the Agreement.

     (S)2.     Additional Purchasers.  Each reference in (S)1.7 of the Agreement
               ---------------------
to "February 19, 1996" is hereby changed to "April 30, 1996."

     (S)3.     Construction.  In the event of any inconsistency between the
               ------------
provisions of this amendment and the provisions of the Agreement, the provisions of this amendment shall control. Except as modified in this amendment, the Agreement shall continue in full force and effect without change. This amendment shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each Party.

     (S)4.     Counterparts.  This amendment may be executed in multiple
               ------------
counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same amendment.


SUMMIT VENTURES IV, L.P.            SUMMIT INVESTORS III, L.P.


By:  Summit Partners IV, L.P.       By /s/ Martin J. Mannion
                                      ----------------------------
     General Partner                Its  General Partner


     By /s/ Martin J. Mannion
       -------------------------
        General Partner

By:  Stamps, Woodsum & Co. IV
     General Partner


     By /s/ Martin J. Mannion
       -------------------------
        General Partner


AMERICAN DENTAL PARTNERS, INC.



By /s/ Gregory A. Serrao            /s/ Gregory A. Serrao
  ----------------------------      -----------------------------
  Gregory A. Serrao                 GREGORY A. SERRAO
  President

                   SECOND AMENDMENT TO SERIES A AND SERIES B
                      PREFERRED STOCK PURCHASE AGREEMENT

     This amendment is made effective May 1, 1996, among American Dental Partners, Inc., a Delaware corporation (the "Company"), and those Persons listed on the Schedule of Purchasers attached hereto (the "Purchasers").


                            Background Information
                            ----------------------

     A. The Company and the Purchasers are all of the parties (the "Parties") to a Series A and Series B Preferred Stock Purchase Agreement dated January 8, 1996, as previously amended (the "Agreement").

     B. The Company desires and intends to request additional funds from the Purchasers pursuant to (S)1.4 of the Agreement.

     C. The Parties desire to amend the Agreement in order to: (i) expand the right of the Company to request additional funds prior to closing an acquisition of a Clinic; and (ii) clarify certain other provisions contained in the Agreement.


                            Statement of Agreement
                            ----------------------

     The Parties hereby acknowledge the accuracy of the foregoing Background Information and agree as follows:

     (S)1.     Definitions.  All capitalized terms used in this amendment which
               -----------
are not otherwise defined herein shall have the respective meanings given those terms in the Agreement.

     (S)2.     Closings.  The first two sentences of the first paragraph of
               --------
(S)1.4 of the Agreement are hereby replaced by the following:

               The Purchased Shares shall be sold to the Purchasers at one or more closings (individually a "Closing" and collectively the "Closings") to be held at the offices of the Company or at such other location as may be set forth in the Purchase Notice (defined below). Each Closing shall be held no sooner than two Business Days and no later than 10 Business Days after written notice (a "Purchase Notice") shall be given by the Company to the Purchasers as herein provided.

     (S)3.     Commitment Prior to Initial Acquisition.  The reference to
               ---------------------------------------
"$1,000,000" at the end of the third sentence in the last paragraph of (S)1.4 of the Agreement is hereby changed to "$2,000,000".

               Each reference in (S)1.6 of the Agreement to "$1,000,000" is hereby changed to "$2,000,000".

     (S)4.     Subsequent Investment.  The last sentence of Section 1.7 of the
               ---------------------
Agreement is hereby replaced in its entirety by the following:

     If and to the extent that the Additional Purchasers do not commit to purchase an aggregate of $1,100,000 of Purchased Shares and Common Stock on or before April 30, 1996: (a) Summit Ventures IV, L.P. and Summit Investors III, L.P. shall on that date (i) commit to purchase that number of such additional Purchased Shares and Common Shares which the Additional Purchasers did not commit to purchase (the "Additional Commitment"), and
     (ii) pay to the Company the pro rata share of the Additional Commitment which has been called prior to such date; and (b) Schedule 1.1 shall be amended so as to increase the purchase commitments of each such Summit entity accordingly. Notwithstanding the foregoing, Mazza & Riley, Inc.:
     (a) has already purchased all of the shares of Preferred Stock which may be purchased by it under this Agreement and paid the full consideration therefor; and (b) shall have neither the right nor the obligation to purchase additional shares of Preferred Stock under this Agreement or otherwise participate in Closings pursuant to (S)1.4 of this Agreement.

     (S)5.     Issuances.  Section 4.5 of the Agreement is hereby replaced in
               ---------
its entirety by the following:

               Option Shares. The Company will not issue shares of its
               -------------
     capital stock, except for issuances which would not constitute an issuance of New Securities (as defined in (S)5.2, below), and will not grant any options, rights or warrants to acquire its capital stock, except up to an aggregate of 100,601 shares of Common Stock may be issued to employees of the Company pursuant to the Related Agreements or options granted under a stock option plan approved by the Compensation Committee of the Company's Board of Directors, which number shall include options for not in excess of 45,045 shares of Common Stock which may be issued to Mr. Serrao; provided that all such options shall have an exercise price per share that is not less than $2.00. The numbers of shares and exercise price set forth in this Section shall be proportionately adjusted to reflect any stock dividend, stock split or other form of recapitalization occurring after the date hereof.

     (S)6.     Preemptive Rights.  Section 5.2 of the Agreement is hereby
               -----------------
replaced in its entirety by the following:

               Definition of New Securities. "New Securities" shall
               ----------------------------
     mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock, issued on or after the date hereof; provided that the term "New Securities" does not include (i) securities purchased under this Agreement or Conversion Shares issuable upon conversion of the Series A Preferred Stock, (ii) Common Stock issued as a stock dividend to holders of Common Stock or upon any stock split, subdivision or combination of shares of Common Stock, (iii) Preferred Stock issued as a dividend to holders of Preferred Stock or upon any stock split, subdivision or combination of Preferred Stock, (iv) the aggregate number of shares of Common Stock issuable upon exercise of options permitted under Section 4.5 hereof, (v) securities issued in connection with the acquisition of a Clinic authorized under Section 1.5 or otherwise approved by the board of directors of the Company; (vi) issuance of securities in connection with borrowing of subordinated indebtedness from Summit Subordinated Debt Fund, L.P; and (vii) securities issued pursuant to the Subscription Agreement and Investment Representation dated January 11, 1996, among the Company and the Purchasers, as amended.

     (S)7.     Revised Schedule.  Schedule 1.1 of the Agreement is hereby
               ----------------
replaced in its entirety with the attached Schedule of Purchasers, and all references in the Agreement to "Schedule 1.1" shall hereafter be deemed to be references to the attached Schedule of Purchasers.

     (S)8.     Effectiveness.  Pursuant to (S)11.4 of the Agreement, this
               -------------
amendment shall become effective upon its execution by the Company, Gregory A. Serrao, and the holders of a majority of the issued and issuable Conversion Shares.

     (S)9.     Construction.  In the event of any inconsistency between the
               ------------
provisions of this amendment and the provisions of the Agreement, the provisions of this amendment shall control. Except as modified in this amendment, the Agreement shall continue in full force and effect without change. This amendment shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each Party.

     (S)10.    Counterparts.  This amendment may be executed in multiple
               ------------
counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same amendment.


SUMMIT VENTURES IV, L.P.            SUMMIT INVESTORS III, L.P.


By:  Summit Partners IV, L.P.       By  /s/ Martin J. Mannion
     General Partner                   -----------------------------
                                    Its   General Partner
                                        ----------------------------

     By /s/ Martin J. Mannion
        ------------------------
        General Partner

By:  Stamps, Woodsum & Co. IV
     General Partner


     By /s/ Martin J. Mannion
        ------------------------
        General Partner


AMERICAN DENTAL PARTNERS, INC.



By /s/ Gregory A. Serrao             /s/ Gregory A. Serrao
   ----------------------------     --------------------------------
   Gregory A. Serrao                 GREGORY A. SERRAO
   President


/s/ Robert D. Walter                /s/ Donald Vasti
-------------------------------     -------------------------------
ROBERT D. WALTER                    DONALD VASTI


/s/ M. Robert DiGia                 /s/ Celeste Vasti
-------------------------------     -------------------------------
M. ROBERT DiGIA                     CELESTE VASTI


/s/ George Bennett                  /s/  Stephen Corrou
-------------------------------     -------------------------------
GEORGE BENNETT                      STEPHEN CORROU


                   [Signatures continued on following page]

/s/ Gary A. Wadman                   /s/ Ronald M. Levenson
-----------------------------       ------------------------------
GARY A. WADMAN                      RONALD M. LEVENSON


F & F, L.L.C.                       MAZZA & RILEY, INC.



By                                  By
   ---------------------------          --------------------------
Its                                 Its
   ---------------------------          --------------------------

NORO-MOSELEY PARTNERS


By
   ---------------------------
   General Partner

                   THIRD AMENDMENT TO SERIES A AND SERIES B
                      PREFERRED STOCK PURCHASE AGREEMENT

     This amendment is made effective November 1, 1996, among American Dental Partners, Inc., a Delaware corporation (the "Company"), and those Persons listed on the Schedule of Purchasers attached hereto (collectively, the "Purchasers").


                            Background Information
                            ----------------------

     A. The Company and the Purchasers are all of the parties (the "Parties") to a Series A and Series B Preferred Stock Purchase Agreement dated January 8, 1996, as previously amended February 19, 1996, and May 1, 1996 (the "Agreement").

     B. The Company desires and intends to request additional funds from the Purchasers pursuant to (S)1.4 of the Agreement. In connection with such request, the Company and the Purchasers desire to amend the Agreement for the purpose of clarifying, updating, and amending certain provisions and information contained in the Agreement.


                            Statement of Agreement
                            ----------------------

     The Parties hereby acknowledge the accuracy of the foregoing Background Information and agree as follows:

     (S)1.     Definitions.  All capitalized terms used in this amendment which
               -----------
are not otherwise defined herein shall have the respective meanings given those terms in the Agreement.

     (S)2.     Acquisition of Park.  The Purchasers hereby consent to the
               -------------------
Company's acquisition of PDHC, Ltd., a Minnesota professional corporation, dba "Park Dental," and the use by the Company of up to $6,200,000 of proceeds from the sale of Purchased Shares for such acquisition.

     (S)3.     Schedules.  Schedules 2.4, 2.11, 2.17, and 2.18 of the Agreement
               ---------
are hereby replaced in their entirety with the attached updated Schedules 2.4, 2.11, 2.17, and 2.18, respectively, and any reference in the Agreement to any such Schedule shall hereafter be deemed to be a reference to the corresponding attached Schedule.

     (S)4.     Accounts and Reports.  Section 3.1(b) of the Agreement is hereby
               --------------------
replaced in its entirety with the following:

               (b) Within 45 days after the end of each (i) calendar month with respect to Summit Ventures IV, L.P., Summit Investors III, L.P., and Noro-Moseley Partners III, L.P., and (ii) calendar quarter with respect to all other Purchasers, a preliminary consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and preliminary consolidated statements of income, shareholders' equity, and cash flows for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail.

     Immediately following the word "monthly" in the first sentence of Section 3.1(c), the following is hereby inserted ", quarterly,". The Purchasers hereby waive any non-compliance by the Company with Section 3.1(b) of the Agreement prior to the date of this amendment.

     (S)5.     Merger.  Clause (ii)(a) of Section 4.4 of the Agreement is hereby
               ------
replaced in its entirety with the following:

               (a) any wholly owned Subsidiary may merge with or into or consolidate with or transfer assets to any other entity which is or becomes a wholly owned Subsidiary,

     (S)6.     Option Shares.  The aggregate share limitation contained in the
               -------------
first sentence of Section 4.5 of the Agreement is hereby increased from 100,601 to 150,601.

     (S)7.     Effectiveness.  Pursuant to (S)11.4 of the Agreement, this
               -------------
amendment is effective upon its execution by the Company, the holders of a majority of the issued and issuable Conversion Shares, and Gregory A. Serrao.

     (S)8.     Construction.  In the event of any inconsistency between the
               ------------
provisions of this amendment and the provisions of the Agreement, the provisions of this amendment shall control. Except as modified in this amendment, the Agreement shall continue in full force and effect without change. This amendment shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each Party.

     (S)9.     Counterparts.  This amendment may be executed in multiple
               ------------
counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same amendment.


SUMMIT VENTURES IV, L.P.            SUMMIT INVESTORS III, L.P.


By:  Summit Partners IV, L.P.       By /s/ Martin J. Mannion
                                      ----------------------------
     General Partner                Its   General Partner
                                       ---------------------------


     By /s/ Martin J. Mannion
       -------------------------
        General Partner

By:  Stamps, Woodsum & Co. IV
     General Partner


     By /s/ Martin J. Mannion
       -------------------------
        General Partner


AMERICAN DENTAL PARTNERS, INC.



By /s/ Gregory A. Serrao            /s/ Gregory A. Serrao
  -----------------------------     -----------------------------
  Gregory A. Serrao                 GREGORY A. SERRAO
  President


/s/ Robert D. Walter                /s/ Donald Vasti
-------------------------------     -----------------------------
ROBERT D. WALTER                    DONALD VASTI


/s/ M. Robert DiGia                 /s/ Celeste Vasti
-------------------------------     -----------------------------
M. ROBERT DiGIA                     CELESTE VASTI

/s/ George Bennett                  /s/ Stephen Corrou
-------------------------------     -----------------------------
GEORGE BENNETT                      STEPHEN CORROU


                   [Signatures continued on following page]

/s/ Gary A. Wadman                  /s/ Ronald M. Levenson
-------------------------------     ------------------------------
GARY A. WADMAN                      RONALD M. LEVENSON


F & F, L.L.C.                       MAZZA & RILEY, INC.



By                                  By
  ----------------------------        ----------------------------
Its                                 Its
   ---------------------------         ---------------------------


NORO-MOSELEY PARTNERS III, L.P.


By:  Moseley & Company III, L.L.C.
     General Partner


     By
       -----------------------
        Member